As filed with the U.S. Securities and Exchange Commission on January 12, 2021
Registration No. 333-236867

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-236867)
UNDER
THE SECURITIES ACT OF 1933

Gannett Co., Inc.
(Exact name of registrant as specified in its charter)

Delaware	38-3910250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive
McLean, VA 22107-0910
(703) 854-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gannett Co., Inc. 2020 Omnibus Incentive Compensation Plan
Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan
(Full title of the plans)

Polly Grunfeld Sack
Chief Legal Counsel
Gannett Co., Inc.
175 Sully’s Trail
Pittsford, NY  14534
(585) 598-0032
 (Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:
Kayla E. Klos, Esq.
Harter Secrest & Emery LLP
50 Fountain Plaza, Suite 1000
Buffalo, NY 14202
(716) 853-1616

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	--(1)	--(1)	--(1)	--(1)
(1)  No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statement on Form S-8 (File Nos. 333-236867). Therefore, no further registration fee is required.

EXPLANATORY NOTE

On November 19, 2019, pursuant to the Agreement and Plan of Merger dated as of August 5, 2019 (the “Merger Agreement”), among Gannett Co., Inc. (formerly known as New Media Investment Group Inc.), a Delaware corporation (the “Company”), Gannett Media Corp. (formerly known as Gannett Co., Inc.), a Delaware corporation (“Legacy Gannett”), Gannett Holdings LLC (formerly known as Arctic Holdings LLC), a Delaware limited liability company and a wholly owned subsidiary of the Company (“Intermediate Holdco”), and Arctic Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Intermediate Holdco (“Merger Sub”), the Company acquired all of the outstanding shares of Legacy Gannett through a transaction in which Merger Sub merged with and into Legacy Gannett (the “Merger”), with Legacy Gannett continuing as the surviving entity and as an indirect, wholly owned subsidiary of the Company.

On March 3, 2020, the Company filed a registration statement on Form S-8 (Registration No. 333-236867) for the purpose of registering (i) 8,432,652 shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), (determined after application of the equity award exchange ratio described in the Merger Agreement) reserved and remaining available for issuance under the Company’s 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”), other than shares that underlie the Legacy Gannett Equity Awards and (ii) 14,417,749 additional shares of Company Common Stock that may be offered or issued under the Company’s 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”).

On December 21, 2020, the Board of Directors of the Company authorized the freeze of the 2015 Plan such that no new awards will be granted pursuant to the 2015 Plan after such date. The Board also approved Amendment No. 1 effective as of December 23, 2020 to the 2020 Plan to make available for grant under the 2020 Plan the shares of Company Common Stock that remained available for issuance under the 2015 Plan as of such date, the use of which is subject to the limitations of Rule 303A.08 of the NYSE Listed Company Manual. No additional shares of Company Common Stock are being registered hereby.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.	Plan Information.

All information required by Part I, Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

All information required by Part I, Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 2, 2020.

•	The Company’s Quarterly Reports on Form 10-Q filed on May 7, 2020, August 6, 2020 and November 3, 2020.

•	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 28, 2020, that are incorporated by reference into Part III of the 2019 Form 10-K.

•
The Company’s Current Reports on Form 8-K filed on January 8, 2020, April 1, 2020, April 6, 2020, April 7, 2020, June 9, 2020, June 18, 2020, August 6, 2020, September 8, 2020, November 18, 2020, December 22, 2020 and December 28, 2020 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

•
The description of Company Common Stock contained in the Company’s registration statement on Form 8-A, filed with the SEC on January 28, 2014, including any subsequently filed amendments and reports updating such description.

All documents, reports or definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

This Registration Statement does not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 and any corresponding exhibits thereto of the Company’s Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, negligently or willfully authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (1) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (2) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

The Company’s amended and restated certificate of incorporation states that no director shall be personally liable to the Company or any of the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it exists or may be amended. A director is also not exempt from liability for any transaction from which he or she derived an improper personal benefit, or for violations of Section 174 of the DGCL. To the maximum extent permitted under Section 145 of the DGCL, the Company’s amended and restated certificate of incorporation authorizes the Company to indemnify any and all persons whom we have the power to indemnify under the law.

The Company’s amended and restated bylaws provide that the Company will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was a director or officer of the Company or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. However, such indemnification is permitted only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Indemnification is authorized on a case-by-case basis by (1) the Company’s Board of Directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the stockholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on the Company’s behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay the Company if it is later determined that he or she is not entitled to indemnification.

The Company has entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
3.1*	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed August 2, 2018).
3.2*
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 20, 2019).

3.3*	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on November 20, 2019).
3.4*
Certificate of Designation of Series A Junior Participating Preferred Stock of Gannett Co., Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on April 7, 2020).

4.1*
Gannett Co., Inc. 2020 Omnibus Incentive Compensation Plan, adopted as of February 26, 2020 (incorporated herein by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K, filed on March 2, 2020).

4.2*	Amendment No. 1 to 2020 Omnibus Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on December 28, 2020).
4.3*	2015 Omnibus Incentive Compensation Plan (incorporated herein by reference to Exhibit 4.1 to Legacy Gannett’s Registration Statement on Form S-3, filed on June 29, 2015).
4.4*	Amendment No. 1 to 2015 Omnibus Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.1 to Legacy Gannett’s Current Report on Form 8-K, filed on May 11, 2017).
4.5*	Amendment No. 2 to 2015 Omnibus Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.1 to Legacy Gannett’s Current Report on Form 8-K, filed on May 9, 2018).
5.1*
Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality (incorporated herein by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8 (File No. 333-236867) filed on March 3, 2020).

5.2	Opinion of Harter Secrest & Emery LLP as to legality.
23.1*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
23.2	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.2).
23.3	Consent of Ernst & Young LLP, independent registered public accounting firm of the Company.
24.1*	Power of Attorney (included on the signature pages to the Company’s Registration Statement on Form S-8 (File No. 333-236867) filed on March 3, 2020).

* Previously filed.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on January 12, 2021.

GANNETT CO., INC.

By:	/s/ Michael E. Reed
Name:	Michael E. Reed
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael E. Reed	Chief Executive Officer and Director	January 12, 2021
Michael E. Reed	(Principal Executive Officer)

/s/ Douglas E. Horne	Chief Financial Officer and Chief Accounting Officer	January 12, 2021
Douglas E. Horne	(Principal Financial Officer and Principal Accounting Officer)

*/s/ Theodore P. Janulis	Director	January 12, 2021
Theodore P. Janulis

*/s/ John Jeffry Louis	Director	January 12, 2021
John Jeffry Louis

Director
Maria Miller

Director
Debra Sandler

*/s/ Kevin Sheehan	Director	January 12, 2021
Kevin Sheehan

Director
Laurence Tarica

*/s/ Barbara Wall	Director	January 12, 2021
Barbara Wall

*	By:	/s/ Michael E. Reed
Michael E. Reed
Attorney-in-Fact